Exhibit 99.1

[Letterhead of Sigma-Aldrich]

From: David R. Harvey, Chairman and CEO	For questions, contact: Kirk A. Richter, Treasurer (314) 286-8004

FOR IMMEDIATE RELEASE

April 26, 2005

SIGMA-ALDRICH (NASDAQ: SIAL) REPORTS Q1 2005 SALES GROWTH OF 8.6%.

TAX BENEFIT CONTRIBUTES TO Q1 2005 DILUTED EPS GAIN of 20.2% AND

INCREASES 2005 DILUTED EPS FORECAST TO $3.56-$3.66.

HIGHLIGHTS:

Sales and EPS Results and Expectations:

Q1 2005 reported sales growth of 8.6% came from the acquisition of JRH Biosciences (JRH), currency benefits and organic growth.

Q1 2005 diluted EPS of $1.07 — an increase of 20.2% — included a tax claim settlement and currency benefits of $.16 and $.05, respectively, partially offset by a non-cash inventory purchase accounting charge from the JRH acquisition of $.02.

Reported and currency adjusted sales for 2005, including sales from JRH and the April 1, 2005 acquisition of Proligo, are expected to grow at 17-20% and 14-17%, respectively.

Diluted EPS forecast for full year 2005 increased to $3.56 - $3.66 to reflect Q1 tax benefit.

Financial Condition:

Return on equity at March 31, 2005 was 21.3%.

The addition of $150 million in three-year term debt, $188 million in short-term debt and available cash balances funded the $378 million purchase of JRH, resulting in a debt to capital ratio of 29.4% at March 31, 2005.

OVERALL RESULTS:

Reported sales increased 8.6% in the first quarter of 2005 compared to the same quarter in 2004. Overall selling price increases in 2005’s first quarter were largely in line with the 2.5% gain realized for all of 2004. The February 28, 2005 addition of JRH’s industrial cell culture business contributed 3.2 percentage points of the quarterly gain. Currency benefits provided another 3.1 percentage points of the growth. Overall, Q1 2005 sales, adjusted to exclude the JRH acquisition and currency, grew by 2.3%. Currency adjusted research sales (Scientific Research and Biotechnology) grew, both in U.S. and non-European international markets. Reduced demand for cell culture and analytical products, mainly from academic and government customers, affected research sales in Europe. First quarter Fine Chemicals (SAFC) sales benefited from the addition of JRH, strong performance in contract chemistry services and high potency and cytotoxic products from the integration of our 2004 acquisitions of Ultrafine and Tetrionics, currency and modest growth in our pre-acquisition base businesses.

Reported operating and pretax income margins in the first quarter of 2005 were 22.8% and 22.3% of sales, respectively. The impact of a non-cash inventory purchase accounting charge, together with higher product cost levels associated with the acquired industrial cell culture business, partially offset by lower operating expense levels applicable to industrial cell culture sales and cost reductions from process improvement activities, reduced margins from first quarter 2004 levels.

Exhibit 99.1

Reported diluted net income per share for the first quarter of 2005 rose 20.2% to $1.07 from $.89 in the first quarter of 2004, including $.16 from a tax claim settlement benefit and a $.05 benefit from currency exchange rate changes, partially offset by a non-cash inventory purchase accounting charge of $.02 and a lower level of international and other tax benefits.

SALES RESULTS (all percentage comparisons are to comparable periods in 2004):

Reported sales in the first quarter of 2005 increased 8.6% to $399.8 million from $368.1 million in the first quarter of 2004. Reported sales growth, increases in sales of industrial cell culture products due to the acquisition of JRH (indicated as “JRH Industrial” in the table below), currency benefit and the adjusted sales growth are as follows:

	Three Months Ended March 31, 2005
	Reported	Currency Benefit	Acquisitions	Currency Adjusted
Scientific Research	3.9%	3.2%	—%	0.7%
Biotechnology	3.7%	2.9%	—%	0.8%
SAFC	30.6%	3.1%	18.2%	9.3%
Total	8.6%	3.1%	3.2%	2.3%

Scientific Research: Sales to pharmaceutical customers worldwide continued the quarterly growth experienced in each of the final three quarters of 2004. Modest improvement in Q1 2005 sales to U.S. academic accounts was partially offset by a decline in sales to this account group in Europe.

Biotechnology: Sales to U.S. pharmaceutical accounts increased over the prior year for the fourth successive quarter. Currency adjusted sales declined in Europe due to lower sales of animal sourced serum products.

E-commerce Research Sales (Scientific Research and Biotechnology combined): Electronic ordering through the Company’s web site and sales from direct electronic links with customers continued the pattern of progressive quarterly improvement, increasing worldwide e-commerce sales to 29% of consolidated Research sales in Q1 2005 from 23% in Q1 2004.

SAFC: The February 28, 2005 acquisition of JRH’s industrial cell culture business added 18.2% to this unit’s Q1 2005 sales growth. The operations of Ultrafine and Tetrionics, both acquired in the second quarter of 2004, are now fully integrated into and indistinguishable from the pre-acquisition base businesses of Sigma-Aldrich to enable us to manage customer relationships on a combined basis and take advantage of our expanded worldwide manufacturing, distribution and sales capabilities. Currency adjusted growth excluding JRH exceeded 9%. This performance reflects continued gains in sales to pharmaceutical customers worldwide. Exclusive of JRH, booked orders for future delivery, one partial indicator of possible future sales results, increased to a new all time high for the second successive quarter.

INCOME ANALYSIS:

The Company’s reported Q1 2005 net income and diluted earnings per share, before and after currency benefits, a Q1 2005 tax claim settlement benefit and a non-cash inventory purchase accounting charge, are summarized below:

Exhibit 99.1

	Net Income (millions)	Diluted Earnings Per Share
Three Months Ended March 31, 2004:

Total reported net income	$62.3	$0.89

Three Months Ended March 31, 2005:

Net income before currency impact, tax claim settlement benefit and inventory purchase accounting charge	$60.7	$0.88

Currency impact	3.7	0.05

Net income before tax claim settlement benefit and inventory purchase accounting charge	64.4	0.93

Tax claim settlement benefit	11.3	0.16

Inventory purchase accounting charge	(1.1)	(0.02)

Total reported net income	$74.6	$1.07

Reported operating and pretax income were 22.8% and 22.3% of sales, respectively, for the first quarter of 2005, compared to 23.4% and 22.8% of sales for the first quarter of 2004, respectively. The margin change in 2005 from 2004 relates almost entirely to the operations of JRH and a purchase accounting charge to adjust JRH inventory to its fair value. Cost of goods sold increased from 46.6% of sales in Q1 2004 to 48.0% of sales in Q1 2005, reflecting the higher product cost levels of the acquired industrial cell culture business, including the accounting charge from increasing the value of JRH inventory. This accounting charge is expected to impact product costs for approximately twelve months. S,G&A expenses declined as a percentage of sales in Q1 2005 compared to last year’s first quarter of 2004 due to lower operating expense levels for JRH and process improvement benefits that more than offset increases from sales force additions in 2004 and new marketing programs.

The tax rate reduction from 25.9% in Q1 2004 to 16.3% in Q1 2005 reflects a benefit from a favorable settlement of tax claims for 1998-2001 and a reduction in tax reserves based on these settlements. This benefit is applicable only to first quarter 2005 results. International and other tax benefits continued, but at a lower level than those realized in 2004, with an expected effective tax rate of 29% for quarters 2-4 of 2005 compared to an effective tax rate for all of 2004 of 25.3%.

OUTLOOK: Conditions in the research and fine chemicals markets served by Sigma-Aldrich are expected to show modest improvement for all of 2005. Overall market growth is expected to improve to at least 2% in 2005 and to more traditional growth rates of 4-5% in the long-term. Expansion of sales and marketing efforts in 2003 and 2004, increased R&D, new process improvement activities to grow sales and reduce costs, and efforts to exploit opportunities in the markets served through new sales and marketing initiatives under the SAFC logo are all expected to enable Sigma-Aldrich to exceed market growth rates again in 2005 and to maintain operating profit levels exclusive of the impact of non-cash inventory purchase accounting charges from acquisitions.

For 2005, sales and marketing activities, the addition of JRH and Proligo and currency benefits if exchange rates remain at March 31, 2005 levels are expected to combine to produce a reported sales gain in the 17% to 20% range. The February 28, 2005 addition of JRH to our SAFC business and the April 1, 2005 completion of the acquisition of Proligo and integration of its’ oligo and siRNA capabilities into the Company’s existing Biotechnology and SAFC businesses are expected to add 10-12 percentage points to otherwise reportable sales growth in 2005. Currency rate benefits should provide approximately three percentage points of the increase, a 50% decline from prior expectations due to changes in exchange rates from December 31, 2004 to March 31, 2005. Currency adjusted internal growth is expected to contribute 4-6 percentage points of the forecasted growth.

Exhibit 99.1

For 2005, reported diluted earnings per share are expected to range from $3.56 to $3.66, a gain of 7% to 10% over 2004’s $3.34. This diluted EPS estimate reflects overall dilution from the 2005 acquisitions of $.15, including purchase accounting charges of $.22. Recent acquisitions are expected to be accretive to earnings after 2005 and to make positive contributions to cash flow in 2005 and after. The $.16 tax benefit recorded in Q1 2005 will contribute about five percentage points of the expected 7 to 10% gain in diluted EPS for 2005. If exchange rates remain at March 31, 2005 levels and other expectations remain as described above, the diluted EPS for 2005 will likely be in the lower half of the expected range.

CEO’s STATEMENT:

Commenting on first quarter performance and expectations for all of 2005, Chairman and CEO David Harvey said: “Despite market growth at less than robust rates, I am pleased with our performance early in 2005. We expect market growth to improve only modestly in the remaining quarters of the year, but believe that growth in research sales will continue to benefit from our initiatives in sales, marketing and product development. And I remain even more optimistic about the future. In Fine Chemicals, we launched our new image—SAFC—at Informex in February, and announced the closing of the acquisition of JRH on February 28th. These activities are expected to boost sales growth in the remaining quarters of 2005 and into 2006 as we promote our extensive manufacturing capabilities and have now become a truly significant player in the fast growing industrial cell culture market. We also completed our purchase of Proligo, effective April 1, to add further weight to our strategy for and new capabilities in functional genomics. Proligo builds on our existing collaborations with Rubicon Genomics, Ingex and the RNAi Consortium based at the Broad Institute. Collectively, these provide exciting new opportunities in life science that are expected to improve growth not only in 2005, but for years to come.”

Harvey continued, stating, “I’m also pleased with our 20% growth in EPS in the first quarter and our ability to continue to deliver pretax margins in excess of 22%. While our two new acquisitions will dilute otherwise reportable short-term results throughout 2005, as previously reported, the long-term growth opportunities they provide are expected to not only enhance the quality returns we’ve provided over many years, but also provide challenging work for our 6,800 employees as we contribute to new discoveries that are expected to improve the quality of life for all of mankind.”

OTHER INFORMATION:

Non-GAAP Financial Measures: The Company uses certain non-GAAP financial measures to supplement its GAAP disclosures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by similar companies in the Company’s industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure.

With over 50% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted growth, and believes it is useful to investors, to judge the Company’s controllable, local currency performance. While we are able to report currency impacts after the fact, we are unable to estimate changes that may occur during 2005 to applicable rates of exchange and are thus unable to provide a reconciliation of the projected non-GAAP, currency adjusted internal growth rates to

Exhibit 99.1

reported GAAP growth rates for the year 2005 as required by Regulation G adopted by the Securities and Exchange Commission. Any significant changes in currency exchange rates would likely have a significant impact on our reported growth rates due to the volume of our sales denominated in foreign currencies.

Management also reports both GAAP and adjusted sales and income amounts and comparisons to reflect what it believes is ongoing and/or comparable operating results excluding currency impacts and certain other items, including the Q1 2005 tax benefit and the sales benefit from acquisitions. Management excludes these other items in judging its historical performance and in assessing its expected future performance and believes this non-GAAP information is useful to investors as well.

Share Repurchase: No shares were acquired in the first quarter of 2005. Since beginning the program in late 1999, 36.0 million shares have been acquired at an average purchase price of $35.47 per share. There were 68.9 million shares outstanding at March 31, 2005. The Company expects to continue share repurchases to acquire the remaining 4.0 million authorized shares, but the timing and number of shares purchased, if any, will depend upon market conditions and other factors.

Cash, Working Capital and Debt: Cash balances of $164.1 million were largely consistent with December 31, 2004 levels as balances were maintained at international locations and to provide the cash required for the April 1, 2005 closing of the Proligo acquisition. The $377.7 million needed for the JRH acquisition (increased from the previously reported $370.0 million due to favorable net working capital changes between our initial agreement and the closing date) was provided from the addition of three-year term debt, the issuance of commercial paper and existing cash balances. At March 31, 2005, short-term borrowings were $196.0 million at a weighted average interest rate of 2.7% and long-term debt was $326.1 million at a weighted average interest rate of 5.2%.

Accounts receivable days sales outstanding at March 31, 2005 of 48 days are a two day improvement from the December 31, 2004 level. Reported inventories of $561.1 million at March 31, 2005 were $114.3 million higher than at December 31, 2004, with $122 million inventory added in the JRH acquisition partially offset by currency rate changes. Excluding JRH inventories, the Company had 7.4 months of inventory on hand at March 31, 2005 compared to 7.7 months at December 31, 2004.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 35 countries and has over 6,800 employees providing excellent service worldwide. We are committed to the success of our Customers, Employees and Shareholders through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com.

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including without limitation the “Highlights”, “Sales Results”, “Income Analysis”, “Outlook”, “CEO’s Statement” and “Other Information-Share Repurchase” sections contained above and other statements regarding the Company’s expectations, goals, beliefs, intentions and the like regarding future sales,

Exhibit 99.1

earnings, share repurchases, acquisitions and other matters. These statements involve assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) changes in pricing and the competitive environment, (2) fluctuations in foreign currency exchange rates, (3) the impact of acquisitions and success in integrating and obtaining projected results from the acquisitions, including JRH and Proligo, (4) other changes in the business environment in which the Company and Proligo operate, (5) changes in research funding, (6) uncertainties surrounding government healthcare reform, (7) government regulations applicable to the business, (8) the impact of fluctuations in interest rates, (9) the effectiveness of the Company’s further implementation of its global software systems, (10) the ability to retain customers, suppliers and employees, (11) the success of research and development activities, (12) changes in worldwide tax rates or tax benefits from domestic and international operations, and (13) the outcome of the matters described in Note 11- Contingent Liabilities and Commitments-in the Company’s Form 10-K report for the period ended December 31, 2004. The Company does not undertake any obligation to update these forward-looking statements.

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Income (Unaudited)

(in millions except per share amounts)

	Three Months Ended March 31,
	2005	2004
Net sales	$399.8	$368.1
Cost of products sold	192.0	171.5

Gross profit	207.8	196.6
Selling, general and administrative expenses	104.8	99.6
Research and development expenses	11.7	10.7
Interest, net	2.2	2.2

Income from operations before income taxes	89.1	84.1
Provision for income taxes	14.5	21.8

Net income	$74.6	$62.3

Net income per share - Basic	$1.08	$0.90

Net income per share - Diluted	$1.07	$0.89

Weighted average number of shares outstanding - Basic	68.8	69.2

Weighted average number of shares outstanding - Diluted	69.7	69.9

Exhibit 99.1

SIGMA-ALDRICH CORPORATION

Consolidated Balance Sheets

(in millions)

	March 31, 2005	December 31, 2004
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$164.1	$169.2
Accounts receivable, net	234.6	190.0
Inventories	561.1	446.8
Other current assets	102.7	87.4

Total current assets	1,062.5	893.4

Property, plant and equipment, net	612.3	584.4
Goodwill, net	344.2	158.1
Other assets	207.2	109.1

Total assets	$2,226.2	$1,745.0

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$196.0	$9.0
Accounts payable	92.5	86.7
Accrued payroll and payroll taxes	38.6	38.3
Accrued income taxes	71.6	46.8
Other accrued expenses	88.5	50.1

Total current liabilities	487.2	230.9

Long-term debt	326.1	177.1
Deferred post-retirement benefits	57.4	56.6
Other liabilities	102.1	68.7

Total liabilities	972.8	533.3

Stockholders’ equity:
Common stock	100.9	100.9
Capital in excess of par value	54.2	52.6
Common stock in treasury	(1,158.2)	(1,163.1)
Retained earnings	2,159.0	2,097.5
Accumulated other comprehensive income	97.5	123.8

Total stockholders’ equity	1,253.4	1,211.7

Total liabilities and stockholders’ equity	$2,226.2	$1,745.0

Exhibit 99.1

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Three Months Ended March 31,
	2005	2004
Cash flows from operating activities:
Net income	$74.6	$62.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20.1	17.3
Deferred income taxes	(27.2)	(1.0)
Other	0.8	2.2
Changes in assets and liabilities:
Increase in accounts receivable	(35.7)	(36.6)
Decrease in inventories	0.5	16.5
Increase in accrued income taxes	26.5	15.9
Other	18.1	4.2

Net cash provided by operating activities	77.7	80.8

Cash flows from investing activities:
Property, plant, and equipment additions	(30.4)	(11.6)
Sale of equipment	0.7	0.6
Acquisitions, net of cash acquired	(377.7)	—
Other, net	(0.4)	(0.2)

Net cash used in investing activities	(407.8)	(11.2)

Cash flows from financing activities:
Net issuance (repayment) of short-term debt	187.5	(58.0)
Issuance of long-term debt	150.0	—
Repayment of long-term debt	(1.1)	(0.1)
Payment of dividends	(13.1)	(11.8)
Treasury stock purchases	—	(11.5)
Exercise of stock options	5.5	9.0

Net cash provided by (used in) financing activities	328.8	(72.4)

Effect of exchange rate changes on cash	(3.8)	0.6

Net change in cash and cash equivalents	(5.1)	(2.2)
Cash and cash equivalents at January 1	169.2	127.6

Cash and cash equivalents at March 31	$164.1	$125.4

Supplemental Financial Information - (Unaudited)

(in millions)

	Three Months Ended March 31,
Business Unit sales	2005	2004
Scientific Research	$228.3	$219.7
Biotechnology	86.2	83.1
SAFC	85.3	65.3

Total	$399.8	$368.1